Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form S-1 of IEG Holdings Corporation of our report dated February 18, 2016, with respect to the consolidated financial statements of IEG Holdings Corporation as of December 31, 2015 and 2014 , and for each of the two years in the period ended December 31, 2015 . Our report relating to the consolidated financial statements for the years ended December 31, 2015 and 2014 contains an explanatory paragraph regarding IEG Holdings Corporation’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ Rose, Snyder & Jacobs LLP

Encino, California
February 22, 2016